Exhibit (a)(2)

Contact:

John Elwood, CFO

27 Hubble

Irvine, CA 92618

Phone: (949) 451-1450

Fax: (949) 451-1460

MEADE’S BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS REJECT

THE UNSOLICITED TENDER OFFER OF MIT CAPITAL INC.

Irvine, Calif., July 5, 2013 — Meade Instruments Corp. (“Meade”) (NASDAQ:MEAD) today announced that its Board of Directors, after careful consideration with its outside legal counsel, recommends that Meade’s stockholders reject the offer (the “MITC Offer”) of VictoryOne Inc. (“Purchaser”), a wholly-owned subsidiary of MIT Capital Inc. (“MITC”), to acquire all of the outstanding shares of Meade’s common stock for $3.65 per share in cash and not tender their shares of common stock to Purchaser pursuant to the MITC Offer. The basis for the Board’s recommendation is set forth in Meade’s Schedule 14D-9 filed today with the Securities and Exchange Commission.

At this time, the Board reaffirms its recommendation that Meade’s stockholders vote in favor of the adoption of the merger agreement with JOC North America LLC (“JOC”) that is described in the Current Report on Form 8-K that Meade filed with the Securities and Exchange Commission on May 17, 2013. Under the merger agreement with JOC, JOC will acquire all of the outstanding shares of Meade’s common stock for cash consideration of $3.45 per share.

In reaching its determination to recommend that the Company’s stockholders reject the MITC Offer, Meade’s Board considered a number of factors in consultation with Meade’s management and its legal advisors, including, but not limited to, the following:

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Terms of the Merger Agreement with JOC — The merger agreement with JOC represents a binding, negotiated commitment of both Meade and JOC, pursuant to which Meade’s failure to reject the MITC Offer and/or failure to reaffirm the recommendation of Meade’s Board that the Meade stockholders vote for the adoption of the merger agreement with JOC would give JOC the ability to terminate the merger agreement immediately and, in that event, Meade would no longer have a commitment from JOC to acquire Meade and would have no assurance that MITC would complete its offer;

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Conditional Nature of the MITC Offer — MITC is not required to accept for payment or pay for any shares of Meade’s common stock, and may terminate or amend its offer, at any time before the expiration date of its offer (July 19, 2013) if any of the following conditions, among others, have not been met:

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there being validly tendered and not withdrawn before the expiration of the MITC Offer a number of shares of Meade common stock which, together with the shares of common stock then owned by MITC and its subsidiaries, representing at least a majority of the total number of shares of common stock outstanding on a fully diluted basis;

•	MITC being satisfied, in its reasonable discretion, that the merger agreement with JOC has been terminated;

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that a definitive merger agreement, in a form satisfactory to MITC in its reasonable discretion has been executed; however, as of July 5, 2013, MITC had not provided the Company with even a draft of a proposed merger agreement, and even if a merger agreement is provided to the Company, it would be unable to engage in meaningful discussions with MITC to complete a merger agreement because MITC will not agree to the form of confidentiality and “standstill” agreement required by the JOC Merger Agreement;

•	MITC being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict its offer; and

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Costs of Accepting MITC Offer — If Meade were to recommend that the Company’s stockholders accept the MITC Offer or to enter into a merger agreement with MITC and terminate the merger agreement with JOC, then Meade would be required, in most circumstances, to pay JOC a $250,000 termination fee and will have, in all circumstances, incurred considerable transaction expenses, in each case regardless of whether Meade consummates a transaction with MITC, which fee and expenses would not be reimbursed or otherwise paid by MITC if Meade is unable to consummate a transaction with MITC.

The foregoing discussion of the material factors considered by Meade’s Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the MITC Offer and the pending merger with JOC, Meade’s Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation. In addition, individual members of Meade’s Board may have assigned different weights to different factors.

Additional Information about the JOC Merger

In connection with the merger with JOC, Meade will file a definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission (SEC). The definitive proxy statement and other materials filed with the SEC will contain important information regarding the merger, including, among other things, the recommendation of Meade’s board of directors with respect to the merger. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER MATERIALS THAT MEADE FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You will be able to obtain the proxy statement, as well as other filings containing information about Meade and the merger, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by Meade with the SEC can also be obtained, free of charge, by directing a request to Meade Instruments Corp., 27 Hubble, Irvine, California 92618, Attention: Corporate Secretary.

Participants in the Solicitation

The directors and executive officers of Meade and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger with JOC. Information regarding Meade’s directors (namely, Steven Murdock, Timothy McQuay, Mark Peterson and Frederick Schneider) and executive officers is available in its Annual Report on Form 10-K filed with the SEC on May 30, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Actual results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation: the ability to obtain, if any, regulatory approvals of the acquisition on the proposed terms and schedule; the failure of Meade’s stockholders to approve the acquisition; the risk that the acquisition may not be completed in the time frame expected by the parties or at all; the parties’ ability to satisfy the closing conditions and consummate the transactions; and Meade’s ability to maintain its existing relationships with its employees, customers and suppliers. Additional information regarding factors that may affect future results are described in Meade’s filings with the SEC, including, without limitation, Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. Neither Meade nor any of the named representatives thereof undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of the press release.

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